UGI CORPORATION

460 North Gulph Road

King of Prussia, PA 19406

(610) 337-1000

July 10, 2019

VIA EDGAR

Securities and Exchange Commission

Division of Corporation Finance

100 F Street, N.E.

Washington, D.C. 20549-4628

Attn:	Daniel F. Duchovny
Special Counsel
Office of Mergers and Acquisitions

Re:	UGI Corporation
Registration Statement on Form S-4
File No. 333-231242

Ladies and Gentlemen:

UGI Corporation (the “Registrant”) hereby requests, pursuant to Rule 461 of the rules and regulations promulgated under the Securities Act of 1933, as amended, the acceleration of the effective date of the above-captioned Registration Statement to 3:00 P.M., Washington, D.C. time, on July 12, 2019 or as soon as practicable thereafter, unless the Registrant notifies you otherwise prior to such time.

Very truly yours,

UGI CORPORATION

By:	/s/ Monica M. Gaudiosi
Monica M. Gaudiosi
Vice President and General Counsel, Secretary

Cc:	Ryan Maierson, Latham & Watkins LLP
John Greer, Latham & Watkins LLP
Kevin Richardson, Latham & Watkins LLP